Exhibit 4.4

Exhibit H

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of March 31, 2006 by and between Aksys, Ltd., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (“Computershare”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Rights Agreement (defined below).

RECITALS

A.    The Company is a party to a Rights Agreement, dated as of October 28, 1996, as amended (the “Rights Agreement”), between the Company and Computershare, as successor Rights Agent to EquiServe Trust Company, N.A.

B.    On February 23, 2004, the Company entered into an amendment to the Rights Agreement (the “First Amendment to Rights Agreement”) in connection with that certain Settlement Agreement and Mutual Release, dated as of February 23, 2004 (the “Settlement Agreement”), by and among the Company, Durus Life Sciences Master Fund Ltd., a Cayman Islands company (“Durus”), Artal Long Biotech Portfolio LLC, a Delaware limited liability company, Scott Sacane, a Connecticut resident, Durus Capital Management, LLC, a Delaware limited liability company, and Durus Capital Management (N.A.), LLC, a Delaware limited liability company.

C.    The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to enter into, and the Company proposes to enter into, that certain Securities Purchase Agreement, dated as of March 31, 2006 (as the same may be amended from time to time, the “Purchase Agreement”), between the Company and Durus and other potential investors (Durus and such other potential investors hereinafter referred to collectively as the “Investors”), and in order to induce the Investors to enter into the Purchase Agreement, the Company wishes to further amend the Rights Agreement as provided herein.

D.    The Board has resolved to redeem all of the outstanding Rights under (and as defined in) the Rights Agreement, as contemplated by Section 23 of the Rights Agreement, which resolution is effective upon execution and delivery of this Amendment and irrevocable, and, upon the effectiveness thereof, all rights to exercise outstanding Rights will terminate and the only right of holders of outstanding Rights will be to receive the Redemption Price (as defined in the Rights Agreement).

E.     The Company has the authority to amend the Rights Agreement and has directed the Rights Agent to join in this Amendment.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Company Findings. In entering into this Amendment, the Board has determined that to date there has not occurred any Stock Acquisition Date or Distribution Date, and has made such other determinations as it deems necessary or advisable.

2.     Exempt Person.

a.     Paragraphs (vii) and (viii) of Section 1(q) of the Rights Agreement are hereby modified and amended to read in their entirety as follows:

“(vii)  each of Durus, Scott Sacane, a Connecticut resident, Durus Capital Management, LLC, a Delaware limited liability company, Durus Capital Management (N.A.), LLC, a Delaware limited liability company, Perseus, LLC., Artal and any Investor (collectively, the “Designated Persons”), and any Affiliate or Associate of any thereof (and any other Person that shares beneficial ownership of Common Stock with any of the foregoing or any other Person that acquires beneficial ownership of Common Stock from any of the foregoing);

(viii)  any nationally recognized underwriter(s) or broker dealer(s) that acquire shares of Common Stock from any Person described in the foregoing clause (vii) as part of a distribution by such Person of such shares of Common Stock (that is, for the purpose of re-sale to investors) or otherwise; and”

b.     Paragraph (ix) of Section 1(q) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

“(ix) any holder of a proxy granted pursuant to Section 6(d) of the Settlement Agreement and Mutual Release, dated as of February 23, 2004, by and among the Company and certain of the Designated Persons (the “Settlement Agreement”).”

c.     New paragraph (x), as follows, is hereby added to the definition of Exempt Person in Section 1(q) of the Rights Agreement:

“(x) any Person that is or becomes a party to the Purchase Agreement or otherwise acquires Securities or is or becomes a Beneficial Owner of Securities as contemplated in the Purchase Agreement and the other Transaction Documents.”

3.     Additional Amendments.

a.     Acquiring Person. Section 1(a) of the Rights Agreement is hereby amended by adding as the final paragraph thereof the following:

“Notwithstanding the foregoing, neither Durus Life Sciences Master Fund Ltd., a Cayman Islands company (“Durus”), Artal Long Biotech Portfolio LLC, a Delaware limited liability company (“Artal”), any Investor, as hereinafter defined, nor any Affiliate or Associate of any of them, shall become an “Acquiring Person” as a result of the approval, execution or delivery of, or the announcement or consummation of the transactions contemplated by, (i) that certain Securities Purchase Agreement, dated as of March 31, 2006 (as the same may be amended from time to time, the “Purchase Agreement”), by and between the Company and Durus and other potential investors as provided therein (Durus and such other potential investors sometimes hereinafter referred to individually as an “Investor” and collectively as the “Investors”), or any amendment thereof, or (ii) the other Transaction Documents as contemplated and defined in the Purchase Agreement (as the same may be amended from time to time, the “Transaction Documents”), or any amendment of any thereof.”

b.     Distribution Date. Section 1(l) of the Rights Agreement is hereby amended by adding as the final sentence thereof the following:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred as a result of (i) the approval, execution or delivery of the Purchase Agreement and the other Transaction Documents, including the approval, execution and delivery of any amendments to any thereof, (ii) the sale and purchase of the Securities (as defined in the Purchase Agreement, the “Securities”) as contemplated by the Purchase Agreement and the other Transaction Documents, (iii)  the announcement of the entering into and/or the consummation of the transactions contemplated by the Purchase Agreement and the other Transaction Documents or (iv) the consummation of any of the transactions contemplated by the Purchase Agreement and the other Transaction Documents.”

c.     Stock Acquisition Date. Section 1(bb) of the Rights Agreement is hereby amended by adding as the final sentence thereof the following:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred as a result of (i) the approval, execution or delivery of the Purchase Agreement and the other Transaction Documents, including the approval, execution and delivery of any amendments to any thereof, (ii) the sale and purchase of the Securities as contemplated by the Purchase Agreement and the other Transaction Documents, (iii) the announcement of the entering into and/or the consummation of the transactions contemplated by the Purchase Agreement and the other Transaction Documents or (iv) the consummation of any of the transactions contemplated by the Purchase Agreement and the other Transaction Documents.”

d.     Adjustments to Purchase Price, Number of Shares or Number of Rights. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding as the final sentence thereof the following:

“Notwithstanding the foregoing, this Section 11(a)(ii) shall not be deemed to apply to any of the following:  (i) the approval, execution or delivery of the Purchase Agreement and the other Transaction Documents, including the approval, execution and delivery of any amendments to any thereof, (ii) the sale and purchase of the Securities as contemplated by the Purchase Agreement and the other Transaction Documents, (iii)  the announcement of the entering into and/or the consummation of the transactions contemplated by the Purchase Agreement and the other Transaction Documents or (iv) the consummation of any of the transactions contemplated by the Purchase Agreement and the other Transaction Documents.”

4.     Effectiveness. This Amendment shall be deemed effective immediately prior to, the execution and delivery of the Purchase Agreement. Except as expressly provided herein, all of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, as amended, shall continue in full force and effect.

5.     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

6.     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date indicated above.

AKSYS, LTD

By:	/s/ Laurence P. Birch

Title:	CEO

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Peter Sablich

Title:	Managing Director